Exhibit 99.1

FORM OF TERMINATION OF RETENTION AGREEMENT

This Termination of Retention Agreement (this “Agreement”) is made and entered into this      day of      , 2014 (the “Effective Date”), by and between California Resources Corporation, a Delaware corporation (“CRC”), and               (the “Executive”). CRC and the Executive are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Occidental Petroleum Corporation (“Occidental”) and the Executive entered into that certain retention and separation benefits letter dated as of February 20, 2013 (the “Retention Agreement”), which tied certain benefits for the Executive to the employment status of Occidental’s CEO;

WHEREAS, after the execution of the Retention Agreement, Occidental determined that it would separate its California business from Occidental into a separate publicly-traded entity by distributing to holders of shares of Occidental common stock, through a spin-off, approximately 80.1% of the outstanding shares of common stock of CRC (such transaction, the “Spin-Off”);

WHEREAS, as the Executive was expected to be employed by CRC or a subsidiary of CRC from and after the Spin-Off, Occidental assigned all of its duties, obligations, rights and benefits under the Retention Agreement to CRC on September 17, 2014;

WHEREAS, the Spin-Off was completed on November 30, 2014;

WHEREAS, CRC and the Executive desire to terminate the Retention Agreement in exchange for the benefits set forth herein, as they do not consider it desirable to continue the connection between the Executive’s benefits under the Retention Agreement and the status of management at Occidental; and

WHEREAS, in addition to separating the Executive’s benefits from the status of Occidental’s management, such termination of the Retention Agreement is favorable to both Parties, as it allows CRC to pay a smaller amount than the potential payments under the Retention Agreement, and the Executive receives the certainty of payment.

NOW, THEREFORE, effective as of the Effective Date, the Parties agree as follows:

1.              CRC shall pay, or cause to be paid, to the Executive, a cash Agreement Termination Payment in the amount of $                 , less applicable withholdings (the “Agreement Termination Payment”).  Upon payment of the Agreement Termination Payment, all of CRC’s obligations to the Executive under the Retention Agreement shall be deemed to be fully satisfied and released, the Retention Agreement shall terminate without any further action of the Parties, and no Party shall have any rights or obligations thereunder.  Prior to the payment of the Agreement Termination Payment and subject to Section 2 hereof, the provisions of the Retention Agreement which relate to separation benefits shall remain in full force and effect; provided, however, that in no event shall the Executive be eligible to receive both the Agreement Termination Payment and the separation benefits described in the Retention Agreement.

2.              The Executive expressly acknowledges and agrees that neither the Spin-Off nor any transfer of the Executive’s employment to a direct or indirect subsidiary of Occidental or CRC (whether in connection with the Spin-Off or otherwise) will result in the payment of any separation or other benefits pursuant to the Retention Agreement.

3.              This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to any conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

4.              This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of either Party, the other Party will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

CALIFORNIA RESOURCES CORPORATION

By:
Name:	Daniel S. Watts
Title:	Vice President — Compensation and Benefits

EXECUTIVE